CUSIP No. 073677 10 6	SCHEDULE 13D (Amendment No. 3)

EXHIBIT 2

INVESTMENT AGREEMENT

CUSIP No. 073677 10 6	SCHEDULE 13D (Amendment No. 3)

EXECUTION COPY

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (this “Agreement”), dated as of April 22, 2005, is made by and among BEACON POWER CORPORATION, a Delaware corporation (the “Company”), PERSEUS CAPITAL, L.L.C., a Delaware limited liability company (“Perseus Capital”), and PERSEUS 2000 EXPANSION FUND, L.L.C., a Delaware limited liability company (the “Purchaser”).

RECITALS

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Company desires to issue and sell to the Purchaser 1,666,667 shares of the Company’s Common Stock (the “Initial Shares”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Company desires to obtain from the Purchaser an option (the “Call Option”), exercisable at the election of the Company, to issue and sell to the Purchaser the number of shares of the Company’s Common Stock determined in accordance with Section 2.1(c) of this Agreement;

WHEREAS, in consideration of the Purchaser’s agreement to acquire the Initial Shares and to grant the Company the Call Option, the Company has agreed to issue to the Purchaser on the date hereof a warrant to purchase certain additional shares of the Company’s Common Stock (the “Warrant”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Purchaser desires to acquire the Initial Shares, grant to the Company the Call Option, and acquire the Warrant;

WHEREAS, the Company has entered into an Arrangement Agreement of even date herewith with NxtPhase T&D Corp., a Canadian corporation (“NxtPhase”), pursuant to which the Company and NxtPhase will consummate a business combination (the “NxtPhase Transaction”);

WHEREAS, the Purchaser has committed to invest an additional $1.5 million in NxtPhase in accordance with the term sheet (“Term Sheet”) dated as of April 22, 2005 (the “NxtPhase Investment”); and

WHEREAS, the Purchaser and the Company have agreed that (i) at the option of the Purchaser (the “NxtPhase Investment Option”), the portion of the NxtPhase Investment that has not yet been invested as of the date the NxtPhase Investment Option is exercised by the Purchaser (the “Remaining NxtPhase Investment”) will be made by the Company instead of by the Purchaser, (ii) if the Purchaser exercises the NxtPhase Investment Option, the Purchaser will provide the Company with sufficient funds to make such Remaining NxtPhase Investment on the terms and subject to the conditions set forth herein, and (iii) any portion of the NxtPhase Investment that has not been made on or prior to the consummation of the NxtPhase Transaction will be invested in the Company by the Purchaser on the terms and subject to the conditions set forth herein;

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WHEREAS, Perseus Capital holds a warrant to acquire 1,333,333 shares of the Company’s Common Stock at an exercise price of $2.25 per share (“the “PC Warrant”), and the PC Warrant expires by its terms on May 23, 2005;

WHEREAS, Perseus Capital desires to obtain an extension for two years on the expiration date of the PC Warrant, and the Company is willing to grant such extension in exchange for a payment of $100,000.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement the following terms have the meanings set forth in this Article I.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the Commonwealth of Massachusetts or in the District of Columbia are authorized or required by law or executive order to close.

“Call Date” means the effective date of the Company’s Notice of Call delivered in accordance with Section 2.1 below.

“Charter” means the articles or certificate of incorporation or formation, statute, constitution, joint venture or partnership agreement, limited liability company agreement or articles or other organizational document of any Person other than an individual, each as from time to time amended or modified.

“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“Common Stock” means the common stock of the Company, par value $0.01 per share, and any securities into which such common stock may hereafter be converted or reclassified.

“Company” has the meaning specified in the introduction to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Effective Price” means with respect to any issuance of Common Stock, the price per share of Common Stock of such issuance; with respect to the issuance of any security convertible into shares of Common Stock, the purchase price paid for such convertible security divided by the number of shares of Common Stock issuable upon the conversion of such convertible security; and with respect to any option, warrant or other right to acquire shares of Common Stock, the exercise price for one share of Common Stock thereunder.

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“Maximum Amount” means the sum of $1,500,000, plus if the NxtPhase Transaction is consummated, any portion of the NxtPhase Investment that has not been made by the Purchaser or the Company as of the date of such consummation.

“Per Share Price” means, $0.84 per share, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions involving the Common Stock that occur after the date of this Agreement but prior to the applicable Closing Date.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity and any government, governmental department or agency or political subdivision thereof.

“Purchased Securities” means the Initial Shares, the Requested Shares (as defined below), the Warrant, any Additional Shares and any Additional Warrant.

“Purchaser” has the meaning specified in introduction to this Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement of even date herewith by and between the Company and the Purchaser, substantially in the form set forth on Exhibit A.

“Securities Act” means the United States Securities Act of 1933, as amended.

ARTICLE II

SALE AND PURCHASE OF PURCHASED SECURITIES

SECTION 2.1. Investment Transactions.

     (a) Sale and Purchase of the Initial Shares. For value received, and on the terms and subject to all of the conditions set forth herein, at the Initial Closing, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase, the Initial Shares at the Per Share Price, for a total investment in the Company at the Initial Closing of $1,400,000.

     (b) Extension of PC Warrant Term. In consideration of the payment of $100,000 to the Company by Perseus Capital at the Initial Closing, the Company agrees to extend the term of the PC Warrant so that it expires on May 23, 2007 rather than on May 23, 2005.

     (c) Call Option. For value received, and on the terms and subject to all of the conditions set forth herein, the Purchaser hereby irrevocably agrees to purchase upon demand by the Company such number of shares of the Company’s Common Stock at the Per Share Price as the Company shall request in its sole discretion (the “Requested Shares”) in a Notice of Call delivered by the Company to Perseus after the date hereof substantially in the form set forth on Exhibit B hereto. In no event shall the Requested Shares in the aggregate exceed the number of shares equal to the quotient obtained by dividing the Maximum Amount by the Per Share Price. The Purchaser’s obligations under this Section 2.1(c) to purchase the Requested Shares shall expire upon September 30, 2005.

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     (d) NxtPhase Investment Option. The Purchaser shall have the option, but not the obligation, to assign to the Company its right to make any Remaining NxtPhase Investment (together with its rights under all investment documentation pertaining to the Remaining NxtPhase Investment) and if the Purchaser exercises the NxtPhase Investment Option, (i) the Company shall assume the Purchaser’s obligation to make any Remaining NxtPhase Investment, (ii) the Purchaser shall make an investment in the Company’s Common Stock on each date that the Company is required to make an investment in NxtPhase as part of the Remaining NxtPhase Investment, and (iii) in consideration of such investment, the Company shall issue and deliver to the Purchaser additional shares of Common Stock equal to the quotient obtained by dividing the amount of such investment by the Per Share Price (the “Additional Shares”). Notwithstanding the foregoing, the Purchaser shall not be entitled to exercise the NxtPhase Investment Option without the consent of the Company unless the definitive investment documentation pertaining to the NxtPhase Investment substantially reflects the terms set forth in the Term Sheet and otherwise is no less favorable to the purchaser than the investment documentation used in the most recent sale of Class A Preferred Stock by NxtPhase, as previously provided to the Company. Upon exercise of the NxtPhase Investment Option, the Company shall issue to the Purchaser an additional warrant having substantially the same terms as the Warrant, except that the initial number of shares of Common Stock issuable upon exercise of such warrant shall equal the quotient obtained by dividing (i) 27.8069% of the Remaining NxtPhase Investment by (ii) 120% of the Per Share Price (the “Additional Warrant”).

     (e) Deliveries. At the Initial Closing, the Company shall deliver to the Purchaser the following:

     (i) the Warrant substantially in the form set forth on Exhibit C hereto duly executed by the Company;

     (ii) evidence that the Company and its Board of Directors have authorized the amendment of the Company’s Rights Agreement dated September 25, 2002 (as amended, the “Rights Agreement”) so that the Purchaser will not be considered an “Acquiring Person” (as such term is defined in the Rights Agreement) by reason of the Purchaser and the Company entering into the transactions contemplated hereby, including without limitation the Company’s issuance of the Purchased Securities and the Purchaser’s ownership of the Purchased Securities or any shares of Common Stock issuable or issued upon exercise of the Warrant.

     (f) Unwind. In the event that (i) the NxtPhase Transaction is terminated for any reason or (ii) the NxtPhase Transaction is not consummated within fifty weeks after the date the Company makes its initial Remaining NxtPhase Investment, then within five Business days thereof, the Company shall transfer to the Purchaser all shares of capital stock of NxtPhase purchased pursuant to the Remaining NxtPhase Investment, and the Purchaser shall transfer to the Company all Purchased Securities issued in consideration for investments made by the Purchaser in the Company pursuant to subsection (d) of this Section 2.1 and the Additional Warrant. If any shares of Common Stock have been issued upon exercise of the Additional Warrant, such shares shall also be returned to the Company in exchange for the repayment to the Purchaser of the exercise price therefore. All such required transfers shall be made free and clear of any and all liens and encumbrances. Each of the Company and the Purchaser agree not to transfer, encumber or otherwise restrict any of the securities that may be subject to a transfer in

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accordance with this Section 2.1(f) for so long as the respective transfer obligations hereunder shall be in effect.

SECTION 2.2. Closings. Each closing of the purchase and sale of Purchased Securities hereunder will take place remotely by means of mail, facsimile and electronic mail (with originally executed documents to be exchanged immediately thereafter). The closing (the “Initial Closing”) of the purchase and sale of the Initial Shares shall be held on May 13, 2005 or on such other date as may be agreed to by the Purchaser and the Company (the “Initial Closing Date”). Each closing (each, a “Call Closing”) of the purchase and sale of Requested Shares shall be held on a date specified in the applicable Notice of Call that is not earlier than fifteen Business Days following the delivery by the Company of a Notice of Call with respect to such Requested Shares (the “Call Closing Date”). Each closing (each, an “Additional Closing” and collectively with the Initial Closing and each Call Closing, each a “Closing”) of the purchase and sale of any Additional Shares shall be held simultaneously with the closing of the additional investment to be made by the Company in NxtPhase as part of the Remaining NxtPhase Investment (each an “Additional Closing Date” and collectively with the Initial Closing Date and each Call Closing Date, each a “Closing Date”). At each Closing, (i) the Company will issue, sell and deliver to the Purchaser the Purchased Securities to be issued at such Closing by executing and delivering one or more stock certificates that in the aggregate represent such Purchased Securities, and (ii) the Purchaser shall pay the aggregate purchase price therefor by wire transfer of immediately available funds to an account designated in writing by the Company at least two Business Days prior to such Closing Date (the “Company Account”). In addition, at the Initial Closing, the Company shall issue to Perseus Capital an amended PC Warrant reflecting a two-year extension of the termination date thereunder and Perseus Capital shall pay to the Company $100,000 by wire transfer of immediately available funds in such amount to the Company Account and shall deliver to the Company for cancellation the existing PC Warrant.

SECTION 2.3. Use of Proceeds. The proceeds from the sale of the Initial Shares and any Requested Shares hereunder shall be used for capital expenditures, acquisitions, working capital and other general corporate purposes of the Company and its subsidiaries or otherwise as determined from time to time by the Company’s Board. The proceeds from the sale of any Additional Shares shall be used only to fund the Company’s obligations in connection with the Remaining NxtPhase Investment.

SECTION 2.4. Certain Adjustments. In the event the Company issues or is deemed under this Section 2.4 to have issued any shares of Common Stock on or prior to a Closing Date at an Effective Price less than the Per Share Price, the Per Share Price shall be reduced for purposes of each Closing held after such issuance or deemed issuance to the lowest such Effective Price and the number of Shares to be issued at each such Closing shall be increased so that the product of the Per Share Price, as so adjusted, multiplied by the number of Shares equals the aggregate purchase price paid at such Closing by the Purchaser. In the event the Company issues or is deemed to have issued under this Section 2.4 any shares of Common Stock after a Closing and prior to the six-month anniversary of such Closing at an Effective Price less than the Per Share Price, then within two Business Days of such issuance or deemed issuance, the Company, for no additional consideration, shall issue and deliver to the Purchaser an additional number of shares of Common Stock equal to the difference between (a) the number of shares of Common Stock that would have been issued to the Purchaser at all Closings held after the date that is six months prior to the date of such issuance or deemed issuance if the Per Share Price were equal to the

CUSIP No. 073677 10 6	SCHEDULE 13D (Amendment No. 3)

lowest such Effective Price minus (b) the number of shares of Common Stock actually issued to the Purchaser at all such Closings. For purposes of this Section 2.4, the Company shall be deemed to have issued shares of Common Stock if it issues any securities convertible into Common Stock or any option, warrant or other right to acquire Common Stock. This Section 2.4 shall not apply to, and no adjustment shall be made by reason of, the issuance of (i) any shares of Common Stock pursuant to the conversion of any security outstanding on the date hereof, (ii) any shares of Common Stock issued pursuant to the exercise of any option, warrant or other right to acquire Common Stock outstanding on the date hereof, (iii) any securities issued pursuant to any employee benefit plan approved by the Company’s Board of Directors or its Compensation Committee, (iv) any securities issued in connection with any merger or consolidation of the Company with another Person or the purchase by the Company of all or substantially all of the assets of any other Person, (v) any securities issued pursuant to a stock split, stock dividend or recapitalization involving the Company, (vi) shares of Common Stock issued to the Purchaser pursuant to this Section 2.4 or (vii) securities issued in replacement of any securities issued pursuant to the preceding subsections (i) – (vi).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce Perseus Capital and the Purchaser to enter into this Agreement and to induce the Purchaser to purchase the Purchased Securities, the Company hereby represents and warrants, as of the date hereof and as each Closing Date, that:

SECTION 3.1. Organization and Good Standing. The Company is duly organized, validly existing and in good standing in its jurisdiction of organization and is duly qualified and authorized to do business in all other jurisdictions in which the nature of its business or property makes such qualification necessary. The Company has the power to own its properties and to carry on its business as now conducted and as proposed to be conducted.

SECTION 3.2. Authorization. The execution, delivery and performance by the Company of this Agreement, the Registration Rights Agreement, and the issuance and sale by the Company of the Purchased Securities hereunder: (a) are within the Company’s power and authority; (b) have been duly authorized by all necessary corporate and other proceedings; (c) has been duly executed and delivered by an authorized officer of the Company; and (d) do not and will not result in the creation of any lien upon any of the Company’s property or conflict with or result in any breach of any provision of the Company’s Charter, or any law, regulation, order, judgment, writ, injunction, license, permit, agreement or instrument to which the Company is subject.

SECTION 3.3. Enforceability. The execution and delivery by the Company of this Agreement, the Registration Rights Agreement, and the issuance and sale by the Company of the Purchased Securities hereunder, will result in legally binding obligations of the Company, enforceable against it in accordance with the respective terms and provisions hereof and thereof except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent the indemnification provisions contained in this Agreement and/or in the Registration Rights Agreement may be limited by applicable federal or state securities laws.

CUSIP No. 073677 10 6	SCHEDULE 13D (Amendment No. 3)

SECTION 3.4. SEC Reports. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three years preceding the date hereof (or such shorter period as the Company was required by law to file such reports) (the foregoing reports, including the exhibits thereto, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the U.S. Securities Exchange Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS OF THE PURCHASER AND PERSEUS CAPITAL

SECTION 4.1. Investment Intent. The Purchaser hereby represents, warrants and covenants to the Company that the Purchaser will acquire the Purchased Securities to be purchased by the Purchaser hereunder for investment only for the Purchaser’s own account, not as a nominee or agent and not with a view to the sale or distribution of any part thereof. The Purchaser hereby agrees that it will not transfer the Purchased Securities or any securities received upon exercise of the Warrant or the Additional Warrant in a manner that will violate the Securities Act.

SECTION 4.2. Authorization. Each of Perseus Capital and the Purchaser hereby represents and warrants to the Company that this Agreement has been executed by a duly authorized Person on its behalf; its execution, delivery and performance hereof have been duly authorized by all appropriate action and do not and will not conflict with or result in any breach of any provision of any law, regulation, order, judgment, writ, injunction, license, permit, agreement or instrument to which it is subject. The Purchaser hereby further represents and warrants that the execution and delivery of the Registration Rights Agreement by the Purchaser has been effected by a duly authorized Person on the Purchaser’s behalf, the execution, delivery and performance thereof has been duly authorized by all appropriate action on the Purchaser’s behalf and will not conflict with or result in any breach of any provision of any law, regulation, order, judgment, writ, injunction, license, permit, agreement or instrument to which the Purchaser is subject.

SECTION 4.3. Enforceability. Each of Perseus Capital and the Purchaser hereby represents and warrants that the execution and delivery by it of this Agreement and, in the case of the Purchaser, the Registration Rights Agreement, will result in legally binding obligations of it enforceable against it in accordance with the respective terms and provisions hereof and thereof except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent the indemnification provisions contained in this Agreement and/or in the Registration Rights Agreement may be limited by applicable federal or state securities laws.

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SECTION 4.4. Exemption. The Purchaser understands that the Purchased Securities and any securities received upon exercise of the Warrant and the Additional Warrant are not registered under the Securities Act on the grounds that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to section 4(2) thereof, and that the Company’s reliance on such exemption is predicated on the Purchaser’s representations set forth herein.

SECTION 4.5. Experience. The Purchaser represents that it has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company, is familiar with the risks associated with the business and operations of the Company, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment for an indefinite period of time, including the risk of a complete loss of the Purchaser’s investment in the Purchased Securities. The Purchaser represents that it has had, during the course of the transaction and prior to the purchase of the Purchased Securities, the opportunity to request information from and ask questions of the Company and its officers, employees and agents, concerning the Company, its assets, business and operations and to receive information and answers to such requests and questions.

SECTION 4.6. Restricted Securities. The Purchaser understands that the Purchased Securities and any securities received upon exercise of the Warrant and the Additional Warrant are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations the Purchased Securities and any securities received upon exercise of the Warrant or the Additional Warrant may be resold without registration under the Securities Act only in certain limited circumstances. The Purchaser acknowledges that the Purchased Securities and any securities received upon exercise of the Warrant or the Additional Warrant must be held indefinitely unless subsequently registered under the Securities Act and under applicable state securities laws or an exemption from such registration is available. The Purchaser acknowledges that each certificate representing the Purchased Securities shall bear a legend substantially in the following form:

“THE SECURITY REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION IN EFFECT UNDER SUCH ACT UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY ACCEPTABLE TO IT DEMONSTRATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

The foregoing legend shall be removed from the certificates representing any Purchased Securities, at the request of the holder thereof, at such time as (i) they become eligible for resale pursuant to an effective registration statement or Rule 144(k) under the Securities Act or (ii) the Company shall have received an opinion of counsel or other evidence reasonably acceptable to the Company to the effect that any transfer of the Purchased Securities represented by such certificates will not violate the Securities Act and applicable state securities laws.

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SECTION 4.7. Further Limitations on Disposition. Without in any way limiting the representations set forth above, Purchaser will not to make any disposition of all or any portion of the Purchaser’s Purchased Securities and any securities received upon exercise of the Warrant or the Additional Warrant unless and until one of the following conditions have been satisfied:

     (i) There is then in effect a Registration Statement under the Securities Act covering the shares intended to be disposed of, and such disposition is made in accordance with such Registration Statement; or

     (ii) The Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a reasonably detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company to the effect that such disposition will not require registration under the Securities Act, or the Purchaser shall have otherwise sold such shares pursuant to Rule 144 under the Securities Act.

SECTION 4.8. Accredited Investor. The Purchaser hereby represents and warrants that it is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

SECTION 4.9. Brokers or Finders. The Purchaser hereby represents that it has not taken any action that would result in the Company incurring any liability for brokerage or finders’ fees or agents’ commissions for any similar charges in connection with the transactions contemplated by this Agreement.

ARTICLE V

CONDITIONS TO THE PURCHASER’S OBLIGATIONS TO PURCHASE THE INITIAL OR REQUESTED SHARES

The Purchaser’s obligation to purchase the Initial Shares or the Requested Shares pursuant to Section 2.1 of this Agreement is subject to compliance by the Company with its agreements and representations herein contained, and to the satisfaction, on or prior to the applicable Closing Date, of the following conditions (except to the extent any such conditions may be waived in writing by the Purchaser):

SECTION 5.1. Representations and Warranties. The Company’s representations and warranties contained in Article III hereof shall be true and correct in all material respects on and as of such Closing Date with the same force and effect as though made on and as of such Closing Date and the Company shall have performed and complied with all conditions and agreements required to be performed or complied with by each of them prior to such Closing.

SECTION 5.2. Legality; Governmental and Other Authorizations. The purchase of the Purchased Securities to be acquired on such Closing Date by the Purchaser shall not be prohibited by any law or governmental order or regulation, and shall not subject the Purchaser to any penalty, special tax or other onerous condition. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any

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governmental or administrative agency or of or with any other Person, with respect to any of the transactions contemplated by this Agreement shall have been duly obtained or made and shall be in full force and effect other than any applicable state securities law or blue sky filings.

ARTICLE VI

CONDITIONS TO THE COMPANY’S OBLIGATIONS

The Company’s obligation to sell and issue the Purchased Securities pursuant to this Agreement is subject to compliance by the Purchaser with the agreements herein contained, and to the satisfaction on or prior to the applicable Closing Date, of the following conditions:

SECTION 6.1. Representations. The representations made by Perseus in Article IV hereof shall be true and correct in all material respects when made and shall be true and correct in all material respects as of such Closing Date.

SECTION 6.2. Legality; Governmental and Other Authorizations. The issuance and sale of the Purchased Securities by the Company at such Closing shall not be prohibited by any law or governmental order or regulation, and shall not subject the Company to any penalty, special tax, or other onerous condition. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of or with any other Person, with respect to any of the transactions contemplated by this Agreement shall have been duly obtained or made and shall be in full force and effect other than any applicable state securities law or blue sky filings.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), commercial (including FedEx) or U.S. Postal Service overnight delivery service, or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to the Company, addressed to:

F. William Capp
President and CEO
Beacon Power Corporation
234 Ballardvale Street
Wilmington, MA 01887
Fax:     (978) 988-1337

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with a copy to:

Edwards & Angell, LLP
101 Federal Street
Boston, MA 02110
Attention: Albert L. Sokol, Esq.
Fax:     (617) 439-4170

If to Perseus Capital or the Purchaser at the address set forth on the signature page hereto.

Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

SECTION 7.2. Amendments and Waivers, Joinder. Except as otherwise expressly provided herein, any term of this Agreement may be amended only with the written consent of the Company and the Purchaser. Any amendment or waiver effected in accordance with this Section shall be binding upon the Company and each holder of any Purchased Securities sold pursuant to this Agreement.

SECTION 7.3. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE RELATED AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 7.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which will constitute one and the same agreement.

SECTION 7.5. Entire Agreement. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior and contemporaneous discussions, agreements and understandings related to said subject matter.

SECTION 7.6. Survival of Representations and Warranties, etc. All representations and warranties contained herein shall survive until 12 months from the date hereof.

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SECTION 7.7. Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by the holder or holders at the time of any of the Purchased Securities. The Purchaser’s obligations hereunder may be assigned by Perseus to one or more of its affiliates provided such transferee agrees in writing to be bound by the provisions hereof that apply to the “Purchaser.”

SECTION 7.8. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to the conflicts of law provisions thereunder.

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IN WITNESS WHEREOF, this Agreement is executed and delivered as of the date first written above by the undersigned who hereby agrees to be bound by the terms and provisions set forth in the Agreement.

BEACON POWER CORPORATION

By:	/s/ JAMES M. SPIEZO

Name:	James M. Spiezo
Title:	CFO

PERSEUS 2000 EXPANSION FUND, L.L.C.

By:	/s/ KENNETH M. SOCHA

Name:	Kenneth M. Socha
Title:	Senior Managing Director
Address:	2099 Pennsylvania Avenue, NW

Suite 900

Washington, DC 20006

PERSEUS CAPITAL, L.L.C.

By:	/s/ KENNETH M. SOCHA

Name:	Kenneth M. Socha
Title:	Senior Managing Director
Address:	2099 Pennsylvania Avenue, NW

Suite 900

Washington, DC 20006